Exhibit 99.1

Policy Regarding Failure to Receive Majority Vote in Director Elections

In accordance with the company’s bylaws, if the corporate secretary has not received a notice from any stockholder of an intention to nominate one or more candidates for election to the board, or if any such proposed nomination has been withdrawn by such stockholder on or prior to the tenth day preceding the date the corporation first mails or otherwise transmits its notice of meeting for such meeting to its stockholders, any director nominee must receive more votes cast for than votes withheld from or cast against his or her election or re-election in order to be elected or re-elected to the board of directors.

The board shall nominate for election or re-election as director only those candidates who agree to tender, promptly following the annual meeting at which they are elected, a resignation that will be effective upon (i) the failure of the director to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) acceptance by the board of such resignation.  In addition, the board of directors shall fill vacancies in the board and new directorships only with candidates who agree to tender, promptly following their appointment to the board, the same form of resignation tendered by other directors in accordance with these guidelines.

The Governance and Nominating Committee (or such other committee as the board of directors may appoint), excluding the director whose resignation is under consideration, shall promptly consider any such resignation and make a recommendation to the board of directors as to whether to accept or reject the tendered resignation or whether other action should be taken.  The board, excluding the director whose resignation is under consideration, will act on the Governance and Nominating Committee’s recommendation within ninety days from the date of the certification of the election results.  The Governance and Nominating Committee and the board of directors may consider any factors they each deem appropriate and relevant in deciding whether to accept a director’s resignation including, without limitation, whether acceptance of the tendered resignation would cause the company to fail to meet any applicable rule or regulation including any requirement of the New York Stock Exchange and any federal securities laws.  The board will publicly disclose its decision regarding the tendered resignation either by press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication.  If an incumbent director’s resignation is not accepted by the board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a director’s resignation is accepted by the board of directors, the board, in its sole discretion, may decide whether to fill such vacancy or reduce the size of the board.